EXHIBIT 16

April 16, 2003


Mr. Raymond Bills
Chairman and Chief Executive Officer
Global Freight Integrators, Inc.
7025 E. First Avenue, Suite 5
Scottsdale, AZ  85251

Dear Mr. Bills:

This is a new letter for the amendment of the Form 8-K filed on April 14, 2003. As stated in the previous letter, and as we stated in a previous communication to Mr. Terry Neild, please be advised that Epstein, Weber & Conover, PLC did not accept engagement nor was ever formally engaged as auditors for Energy River Corporation (Commission File No. 000-26687). We believe that Form 8-K filed June 6, 2002, is in error and that Epstein, Weber & Conover, PLC, Certified Public Accountants was never engaged as the registrant's auditors. However, we have read the Form 8-K/A dated April 16, 2003, an agree with the disclosures in Item 4 except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that Semple & Cooper LLP was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).


                                   Very truly yours,

                                   /s/ EPSTEIN, WEBER & CONOVER, PLC
                                       Certified Public Accountants


cc: Office of the Chief Accountant
    SECPS Letter File
    Mail Stop 9-5
    Securities and Exchange Commission
    450 5th Street N.W.
    Washington, D.C. 20549